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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated (i) January 23, 1998, except for Note 16 for which the date is February 2, 1998, on our audits of the financial statements of Boston Properties, Inc. as of December 31, 1997, and for the period from June 23, 1997 to December 31, 1997, and of The Boston Properties Predecessor Group as of December 31, 1996 and for the years ended December 31, 1996 and 1995, and for the period from January 1, 1997 to June 22, 1997, (ii) January 23, 1998 on the financial statement schedules of Boston Properties, Inc. as of December 31, 1997, (iii) November 20, 1997 on our audit of the statement of revenue over certain operating expenses of Mulligan/Griffin portfolio for the year ended Decmeber 31, 1996, and (iv) November 25, 1997 on our audit of the statement of revenue over certain operating expenses of Riverfront Plaza for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement and related prospectus.


                                   /s/ PricewaterhouseCoopers LLP
                                      ----------------------------------
                                       PricewaterhouseCoopers LLP

Boston, Massachusetts
July 30, 1998